UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2020

LIQUIDITY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6931 Arlington Road, Suite 200, Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 467-6868

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LQDT	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Appointment of Chief Human Resources Officer

Effective October 1, 2020, Liquidity Services, Inc. (the “Company”) will promote Novelette Murray, age 55, to Chief Human Resources Officer. Ms. Murray will be responsible for all aspects of the Company’s human resources department and be responsible for aligning our talent with the Company’s business strategy. Ms. Murray will report to William P. Angrick, III, the Company’s Chairman and Chief Executive Officer.

Ms. Murray has 25 years of human resources experience. Since 2010, Ms. Murray has been involved in the day-to-day operations of the Company’s human resources function. She began as the Director of Human Resources, was later promoted to Sr. Director and currently serves as the Vice President, HR Operations. Prior to her employment with the Company, Ms. Murray served as Senior Human Resources Manager for the U.S. Concrete Pipe Division of Cemex, a global building materials company, from 2006 to 2010. Prior to that, Ms. Murray was the Director of Human Resources for Houston ENT, an otolaryngology physician group, from 2000 to 2006, and a Human Resources Associate at GE Healthcare, a manufacturer of medical imaging equipment, from 1995 to 2000. Ms. Murray has a B.A. in Organizational Communication from Rollins College and a M.B.A. from University of Maryland University College.

Ms. Murray’s base salary will be $280,000 and her target bonus percentage will be 50% of her base salary. In connection with her appointment as Chief Human Resources Officer, the Company’s Board of Directors has approved a grant of 40,000 restricted stock units to Ms. Murray. Half of the restricted stock units will vest, if at all, based on the Company's achievement of total shareholder return (“TSR”) milestones over a four year performance period. TSR is calculated based on the change in the Company’s stock price during the performance period. The other half of the restricted stock units will vest over time, with 25% vesting on October 1, 2021 and an additional 25% vesting on each of October 1, 2022, 2023 and 2024, subject to Ms. Murray’s continued employment with the Company.

There are no family relationships between Ms. Murray and any other director or executive officer of the Company. The Company had no transactions, and has no transaction proposed, in which Ms. Murray, or any member of her immediate family, has a direct or indirect material interest.

Departure of Executive Officer

On September 16, 2020, Mr. Michael Lutz announced his intention to retire from the Company. Mr. Lutz is stepping down from his position as Vice President, Human Resources effective October 1, 2020 (the “Retirement Date”) after which he will serve as a senior advisor to the Company on a consulting basis. The Company thanks Mr. Lutz for his many years of service and significant contributions to the Company’s development and wishes him well in his retirement.

Pursuant to the terms of his Employment Agreement and contingent upon Mr. Lutz signing a general release, the Company will pay Mr. Lutz: (1) his base salary through the Retirement Date and all other unpaid amounts, if any, to which he is entitled as of the Retirement Date in connection with fringe benefits (e.g., accrued but unused paid time off); (2) reimbursement for business expenses incurred through the Retirement Date in accordance with the Company’s policies and procedures; and (3) a lump-sum cash payment of $431,117, which is equal to the sum of: (x) $287,411, Mr. Lutz’s base salary, (y) $143,706, an amount equal to Mr. Lutz’s target bonus for annual incentive compensation; and (z) $1.00 in additional consideration. The lump-sum cash payment will be reduced for applicable taxes and withholdings.

Mr. Lutz may exercise his exercised and vested options to purchase Company common stock issued under the Company’s 2006 Omnibus Long-Term Incentive Plan for the twelve-month period following his retirement on October 1, 2020.

Mr. Lutz will also remain subject to that certain Employment Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities, made by and between Mr. Lutz and the Company, dated as of March 15, 2012.

Item 7.01. Regulation FD Disclosure

On September 16, 2020, the Company issued a press release announcing the appointment of Ms. Murray as Chief Human Resources Officer and Mr. Lutz’s retirement, each to be effective as of October 1, 2020. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01 and the related Item 9.01, including the press release furnished as Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference into any of the Company’s reports or filings with the Securities and Exchange Commission, whether made before or after the date hereof, except as expressly set forth by specific reference in such report or filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated September 16, 2020.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: September 16, 2020	By:	/s/ Mark A. Shaffer
	Name:	Mark A. Shaffer
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 16, 2020.

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